Exhibit 3.12

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

AMC STARPLEX, LLC

This OPERATING AGREEMENT (“Agreement”) of AMC STARPLEX, LLC (the “Company”) is entered into and shall become effective as of November 20, 2015, by and between the Company and its Members. This agreement is adopted pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), on the following terms and conditions:

ARTICLE 1.

THE COMPANY

1.1                               Formation and Term. The Company was formed November 20, 2015, as a limited liability company pursuant to the provisions of the Act and will continue until the winding up and liquidation of the Company and its business are completed following a Liquidating Event as provided in Article 4.

1.2                               Company Name. The name of the Company is “AMC Starplex, LLC”, and all business of the Company will be conducted in the Company’s name. Manager may change the Company’s name at any time by filing an amendment to the Company’s Certificate of Formation under the Act, in which case this Agreement will automatically be amended accordingly.

1.3                               Purpose. The Company may engage in any lawful business.

1.4                               Fiscal Year. The Company’s fiscal year shall be the calendar year.

1.5                               Initial Members. The initial Members of the Company along with their relative ownership percentages shall be:

American Multi-Cinema, Inc.	99%

Loews Citiwalk Theatre Corporation	1%

1.6                               Additional Members. Additional members may be admitted to the Company upon unanimous written consent of the then existing Members.

1.7                               Independent Activities. Members may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company and neither this Agreement nor any activity undertaken by the Company will prevent a Member from engaging in such activities, or require a Member to permit the Company to participate in any such activities.

ARTICLE 2.

CAPITAL, PROFITS AND DISTRIBUTIONS

2.1                               Capital Contributions. Members are the sole members of the Company as of the date of this Agreement and each has made a capital contribution. Members may (but shall not be required to) make additional capital contributions in each such Member’s sole discretion.

2.2                               Allocations. The Company will be disregarded for income tax purposes in accordance with applicable law, and all items of income, gain, loss, deduction and credit will be allocated to the Members in proportion to each Member’s relative capital interest in the Company.

2.3                               Distributions. Except as may be restricted by the Act or agreements to which the Company is a party, the Company may make distributions to Members in proportion to each Member’s relative capital interest in the Company at such times and in such amounts as the Manager may determine.

2.4                               Capital Accounts: Manager shall maintain for each Member on the books of the Company a capital account in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).

ARTICLE 3.

MANAGEMENT

3.1                               Management by Manager. The overall management and control of the Company is vested in a Manager and Manager has the right, authority and responsibility to enter into transactions on behalf of the Company, to bind the Company and to conduct, and to make decisions relating to, the day-to-day operations of the Company. Members holding a majority of the capital interests in the Company shall have the power to elect a Manager or Managers. The initial Manager shall be American Multi-Cinema, Inc.

3.2                               Authority and Duties of Manager. Without limiting the foregoing and in each case without any further act, vote or approval, Manager may, in the name of and on behalf of, the Company:

(a)                                 Enter into management contracts and other agreements relating to the management of the Company’s operations by others, including by Manager;

(b)                                 Acquire by purchase, lease, or otherwise any real or personal property (“Property”) that may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(c)                                  Loan money to the Company, its affiliates or other third parties, upon such terms and conditions as Manager may determine;

(d)                                 Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage and lease any Property necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(e)                                  Designate, authorize and direct one or more authorized persons to execute any and all agreements, contracts, documents, certifications and instruments on behalf of the Company that are necessary or convenient in connection with the management, maintenance and operation of Property or managing the Company’s affairs;

(f)                                   Borrow money and issue evidences of indebtedness (including bonds, notes and debentures) necessary, convenient or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge or other lien on any Property;

(g)                                  Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber any or all of the Property;

(h)                                 Prepay in whole or in part, refinance, recast, increase, modify or extend any liabilities affecting the Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property;

(i)                                     Perform all matters in furtherance of the objectives of the Company or this Agreement;

(j)                                    Contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such persons the duty to manage or supervise any of the assets or operations of the Company;

(k)                                 Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Property and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

(1)                                 Make any and all elections for federal, state, and local tax purposes; and

(m)                             Institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company or in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith.

3.3                               Indemnification. The Company, its receiver or its trustee (in the case of its receiver or trustee, to the extent of its assets) must indemnify, save harmless and pay all judgments and claims against Manager relating to any liability or damage incurred by reason of (i) ownership of an interest in the Company, and (ii) any act performed or omitted to be performed by Manager in connection with the business of the Company, in any case including attorneys’ fees incurred by Manager in connection with the defense of any action based on any of the foregoing.

3.4                               Books. Manager shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Such books shall be kept on such method of accounting as the Managers shall select.

3.5                               Officers. The Officers of Manager, as may be appointed from time to time, are hereby appointed as officers of the Company to serve in the same capacity and with the same title each such officer holds with Manager. Manager may appoint such other officers of the Company having such duties as Manager may designate by written consent.

ARTICLE 4.

DISSOLUTION AND WINDING UP

4.1                               Liquidating Events. The Company will dissolve and commence winding up and liquidating upon the written consent of Members holding a majority of the ownership interests in the Company (“Liquidating Event”).

4.2                               Winding Up. Upon the occurrence of a Liquidating Event, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Member. To the extent not inconsistent with the foregoing, the terms of this Agreement will continue in full force and effect until such time as the Company’s property has been distributed pursuant to this Section 4.2 and the Certificate of Formation has been canceled in accordance with the Act. Manager will be responsible for overseeing the winding up of the Company, will take full account of the Company’s liabilities and Company’s property, will cause the property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and will cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

(a)                                 First, to the payment and discharge of all of the Company’s debts and liabilities to creditors; and

(b)                                 The balance, if any, to the Members in proportion to each Member’s relative capital interest in the Company.

ARTICLE 5.

MISCELLANEOUS

5.1                               Amendment. Members may amend this Agreement at any time by executing a written amendment hereto.

5.2                               Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

5.3                               Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity or legality of the remainder of this Agreement.

5.4                               Governing Law. Delaware law will govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of Member.

IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement as of the day and year first above set forth.

MEMBERS:

American Multi-Cinema, Inc.

By	/s/ Kevin Connor
Name:	Kevin Connor
Title:	Senior Vice President, General Counsel & Secretary

Loews Citiwalk Theatre Corporation

By	/s/ Kevin Connor
Name:	Kevin Connor
Title:	Senior Vice President, General Counsel & Secretary